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                     January 13, 2023

       Lawrence Fey
       Chief Financial Officer
       Vivid Seats Inc.
       111 N. Canal Street
       Suite 800
       Chicago, IL 60606

                                                        Re: Vivid Seats Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 001-40926

       Dear Lawrence Fey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services